Exhibit 99.1

FNB Corp. Announces Increased Fourth Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--Jan. 26, 2005--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today announced its financial results for the fourth quarter of 2004. Net income for the fourth quarter increased to $2.246 Million, or $.39 per diluted share, from $1.925 Million, or $.33 per diluted share, in the same period of 2003, the gains in net income and earnings per share being 16.7% and 18.2%, respectively. On an unaudited basis, net income for the year ending December 31, 2004 was $6.598 Million, or $1.13 per diluted share, compared to $8.400 Million, or $1.43 per diluted share, in 2003, which represents decreases of 21.5% for earnings and 21.0% for EPS.
    During the 2004 fourth quarter, FNB Corp. banking subsidiaries First National Bank and Trust and Rowan Bank were merged effective as of November 30. Nonrecurring merger-related expenses consisting of regulatory, legal, operational and severance expenses negatively impacted fourth quarter results by approximately $.02 per share. "We are pleased that the partnership between First National and Rowan Bank is fully completed," reported FNB Corp. Chairman, Michael C. Miller. "Merging our banks makes us more efficient by maximizing our synergy, resources and operational systems, and strengthens community bank practices such as friendly service, local lending and contributions, employee volunteer programs and more."
    In addition, earnings for the year ending December 31, 2004 were negatively impacted in the second quarter, as previously reported, by a $2,780,000 provision for loan losses, which provision took into account, among other factors, loan charge-offs of $2,574,000 recorded in that quarter. Further, the required adoption in the second quarter of an SEC-mandated accounting change related to the mortgage banking industry resulted in a $356,000 reduction of Dover's income from mortgage loan sales.
    At December 31, 2004, total assets were $862,191,000, an increase of 11.6%% from December 31, 2003, loans were $664,754,000, an increase of 20.4%, and deposits were $659,544,000, an increase of 10.3%. Return on average equity for 2004 was 8.00%, and return on average assets was ..80%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 9.98% and .82%, respectively. For the 2004 fourth quarter, return on equity was 10.88% and return on assets was 1.05%, the returns on tangible equity and assets amounting to 13.56% and 1.07%, respectively.
    "We are pleased to report improved fourth quarter earnings coupled with loan and deposit growth in our banking operations," reported FNB Chairman Michael C. Miller. "Noninterest income increased in 2004 with growth in fee-based services and wealth management activities, even as the secondary mortgage business continues at a more measured pace following last year's refinancing-based activity. We are pleased with the results of our expansion efforts at First National and at Dover, as both companies are seeking to add offices and grow their businesses organically," he added.
    Miller also reported that First National Bank & Trust Company has received approval from the Comptroller of the Currency to locate a new YESBank office at New Garden Road and Bryan Boulevard in Greensboro, expanding the Experience Retail program that has worked well in other markets. In the next quarter, First National expects to file an application for an office to be located on property that had been acquired by Rowan Bank on Jake Alexander Boulevard in Salisbury. In addition, Dover Mortgage Company's new office in Carolina Beach is poised to capture the growth in this rapidly developing area.
    Earnings continue to be affected by the extended period of historically low interest rates produced by the Federal Reserve's stimulative monetary policy. Commencing June 29, 2004, however, the Fed has implemented a tightening policy that has resulted in five one-quarter percent increases in the prime rate. These increases are working to improve the yield on earning assets, although the cost of funds is being impacted by the general increase in interest rates. While benefiting from a 4.5% increase in the level of average earning assets, net interest income increased only $1,020,000 or 3.8% during 2004 compared to 2003 due largely to the effect of the low interest rate environment in the first half of 2004. The $1,012,000 or 15.4% increase in net interest income in comparing fourth quarter results reflects the benefit of the prime rate increases as well as a 9.6% rise in average earning assets. The net interest margin amounted to 3.89% on a taxable equivalent basis in 2004 compared to 3.94% in 2003, the fourth quarter comparison being 4.02% for 2004 and 3.87% for 2003.
    Noninterest income in the 2004 fourth quarter increased $238,000 or 7.3% compared to the 2003 fourth quarter and $73,000 or 0.5% in comparing yearly results. Gains in the level of income from fee-based services and wealth management activities served to offset the decline in mortgage banking revenues. Noninterest expense was $710,000 or 10.4% higher in the 2004 fourth quarter, reflecting general cost increases and the expenses, as discussed above, related to merging First National Bank and Rowan Bank, and was $1,596,000 or 5.9% higher for the year 2004, reflecting in part the Dover acquisition which was completed in the second quarter of 2003 (and hence did not affect the results for the first quarter of 2003).
    At December 31, 2004, the allowance for loan losses was $7,293,000, amounting to 1.12% of loans held for investment compared to 1.14% at December 31, 2003. The provision for loan losses recorded in 2004, reflecting a $2,780,000 provision recorded in the 2004 second quarter as discussed above, amounted to $4,030,000 compared to $1,860,000 in 2003. Additionally, the 2004 provision for loan losses has been impacted by the significant growth in loans held for investment. For the fourth quarter of 2004, the provision was $520,000 compared to $325,000 in the same period of 2003. As of December 31, 2004, nonperforming loans were $5,227,000 in total compared to $5,993,000 at December 31, 2003. Nonaccrual loans and accruing loans past due 90 days or more amounted to $3,952,000 and $1,275,000, respectively at December 31, 2004 compared to $5,235,000 and $758,000 at December 31, 2003. There were no loans considered impaired as of December 31, 2004 while loans considered impaired as of December 31, 2003 totaled $1,963,000.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.MyYesBank.com) operates twenty community offices in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Dover Mortgage Company (www.dovermortgage.com) operates seven mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.



                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                              Three Months Ended   Twelve Months Ended
                                 December 31,         December 31,
                                 -----------          -----------
                               2004       2003       2004      2003
                               ----       ----       ----      ----
SUMMARY OF OPERATIONS

Interest income:
     Loans                  $ 9,831   $  8,063  $  35,184 $  33,194
     Investment securities:
         Taxable income         778        985      3,369     5,061
         Non-taxable income     424        445      1,727     1,629
     Other                       40         42        156       274
   Total interest income     11,073      9,535     40,436     40,158
Interest expense              3,486      2,960     12,402     13,144
Net interest income           7,587      6,575     28,034     27,014
Provision for loan losses       520        325      4,030      1,860
Net interest income after
  provision for loan losses   7,067      6,250     24,004     25,154
Noninterest income            3,487      3,249     13,673     13,600
Noninterest expense           7,520      6,810     28,755     27,159
Income before income taxes    3,034      2,689      8,922     11,595
Income taxes                    788        764      2,324      3,195
Net income                  $ 2,246    $ 1,925    $ 6,598    $ 8,400
                              =====      =====      =====      =====

Per share data:
     Net income:
         Basic              $   .40    $   .34    $  1.17    $  1.50
         Diluted                .39        .33       1.13       1.43
     Cash dividends declared    .15        .17        .60        .59

                                                      December 31,
                                                     2004      2003
                                                     ----      ----
BALANCE SHEET INFORMATION

Total assets                                     $862,891  $773,245
Cash and due from banks                            19,109    17,164
Investment securities                             125,143   144,259
Loans                                             664,754   551,913
Other earning assets                                1,400     9,960
Goodwill                                           16,335    16,325
Deposits                                          659,544   597,925
Other interest-bearing liabilities                113,647    86,721
Shareholders' equity                               82,147    81,458

Per share data:
     Book value                                  $  14.66   $ 14.32
     Closing market price                           19.14     21.18



    NOTE: The amounts as reported are subject to year-end audit.
    FNB Corp. is the holding company for First National Bank and Trust Company and Dover Mortgage Company. Dover was acquired effective April 1, 2003 under a merger transaction accounted for as a purchase business combination. Prior period financial information has not been restated. Rowan Bank, previously a separate subsidiary of FNB Corp., was merged into First National Bank and Trust Company effective November 30, 2004.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300